News Release - June 29, 2005

Berry Petroleum Company                                                                   Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                                                                    E-mail: ir@bry.com
Bakersfield, California 93309-0640                                                          Internet: www.bry.com

Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPLETES NEW $500 MILLION

UNSECURED CREDIT FACILITY

Bakersfield, CA - June 29, 2005 - Berry Petroleum Company (NYSE:BRY) successfully completed a new $500 million unsecured five-year credit facility arranged and managed by Wells Fargo Bank with Societe Generale, BNP Paribas and Citibank (West) participating in various agent roles. The new credit facility recognizes Berry's strong financial profile and replaces the previous $200 million facility that was scheduled to mature in mid-2006. The amount of outstanding debt currently drawn on the previous facility ($125 million) remains unchanged with respect to this transaction. Terms are substantially similar, and in certain instances, more favorable to the Company compared to the previous credit facility.

Ralph Goehring, executive vice president and chief financial officer, stated, "The new credit facility, which has an initial borrowing base of $350 million, is an integral part of our financing structure that provides Berry with improved access to capital and the flexibility to support our growth plans. We felt it was in the best long-term interests of the Company to take advantage of the lower interest rates available to us in today's market environment. We are pleased that the bank group recognizes the solid asset base and strong financial performance of Berry."

Berry Petroleum Company is a publicly traded independent oil and gas production, exploration and exploitation company located in Bakersfield, California.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 involving risks and uncertainties discussed in detail in the Company's Securities and Exchange Commission filing and reports, including the Company's 2004 Annual Report to shareholders. Actual results may vary due to these or other risks and uncertainties.

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